Michael I. Daszkal, CPA, P.A. Jeffrey A. Bolton, CPA, P.A. Timothy R. Devlin, CPA, P.A. Michael S. Kridel, CPA, P.A. Marjorie A. Horwin, CPA, P.A.	2401 N.W. Boca Raton Boulevard Boca Raton, FL 33431 t: 561.367.1040 f: 561.750.3236 www.daszkalbolton.com

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We consent to the use in this Registration Statement on Form S-1 of our report dated February 7, 2003, related to the financial statements of 99 Cents Stuff, Inc. and to the reference to our firm under the caption “experts” in the Prospectus.

/s/Daszkal Bolton LLP

Boca Raton, Florida

October 10, 2003

Member of American Institute of Certified Public Accountants - SEC and Private Companies Practice Sections	Member Affiliated Offices Worldwide